Exhibit (h)(2)

FIRST CAPITAL INVESTMENT CORPORATION

Up to 50,000,000 Shares of Common Stock, $0.001 par value per share

FORM OF SELECTED DEALER AGREEMENT

Dated: [        ]

Ladies and Gentlemen:

Subject to the terms described hereinbelow, Democracy Funding LLC, as the dealer manager (“Dealer Manager”) for First Capital Investment Corporation, a Maryland corporation (the “Corporation”), invites you, (“Selected Dealer”) to participate in the distribution, on a “best efforts” basis, of up to 50,000,000 shares of common stock of the Corporation, $0.001 par value per share, to be issued and sold to the public on a “best efforts” basis (the “Offered Shares”) at an initial offering price of $10.00 per share (subject in certain circumstances to discounts based upon the volume of shares purchased) as set forth in the registration statement on Form N-2 filed by the Corporation (File No. 333-202461), which includes the Corporation’s prospectus, as amended or supplemented (the “Prospectus”).

I.           Dealer Manager Agreement

Freedom Capital Investment Advisors LLC, a Delaware limited liability company, is the investment adviser of the Corporation (the “Adviser”). The Dealer Manager has entered into an amended and restated dealer manager agreement with the Corporation and the Adviser dated September 9, 2015, attached hereto as Exhibit A (the “Dealer Manager Agreement”). Upon effectiveness of this Selected Dealer Agreement (this “Agreement”) pursuant to Section XIV below, you will become one of the Selected Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the representations, warranties and covenants contained in the Dealer Manager Agreement relating to the rights and obligations of a Selected Dealer, including, but not limited, to the provisions of Sections 2.5 and 4.3 regarding suspension of offers and sales of Offered Shares, Section 4.1 regarding solicitation of subscriptions of Offered Shares, Section 4.2 regarding regulatory compliance, Section 5, wherein each of the Selected Dealers severally agrees to indemnify and hold harmless the Corporation, the Adviser, the Dealer Manager and their respective officers, directors, employees, members, partners, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Section 13 regarding submission of subscriptions for Offered Shares, and Section 14 regarding suitability of investors and compliance procedures for offers and sales of Offered Shares. Except as otherwise set forth herein, capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Dealer Manager Agreement. The Offered Shares are offered solely through broker-dealers who are members in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

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Selected Dealer hereby agrees to use its best efforts to sell the Offered Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Selected Dealer an employee, agent, representative, or partner of the Dealer Manager, the Corporation or the Adviser, and Selected Dealer is not authorized to act for the Dealer Manager, the Corporation or the Adviser or to make any representations on their behalf except as set forth in the Prospectus and any printed sales literature or other materials prepared by the Corporation, the Adviser or the Dealer Manager, provided that the use of said sales literature and other materials has been approved for use by the Corporation in writing and all appropriate regulatory agencies (the “Authorized Sales Materials”). In the event that the Corporation uses printed materials in connection with the Offering prepared by the Corporation, the Adviser or the Dealer Manager intended for “broker-dealer use only,” Selected Dealer shall use such “broker-dealer use only” materials in accordance with Section VII below.

II.          Submission of Orders

Each person desiring to purchase Offered Shares in the Offering will be required to complete and execute a Subscription Agreement in the form attached as an Appendix to the Prospectus and to deliver to Selected Dealer or Dealer Manager, as the case may be (the “Processing Broker-Dealer”), such completed Subscription Agreement, together with a check, draft, wire or money order (hereinafter referred to as a “Subscription Payment”) for the purchase price of the Offered Shares, subject to any discount that may apply based upon the volume of Offered Shares purchased pursuant to the schedule of discounts and procedures specified in the Prospectus. There shall be a minimum initial purchase by any one purchaser of $5,000 in Offered Shares (except as otherwise indicated in the Prospectus, or in any letter or memorandum from the Corporation to the Dealer Manager). Minimum subsequent purchases of Offered Shares shall be $500 per transaction, except for purchases made pursuant to the distribution reinvestment plan, as described in the Prospectus. Prior to the Corporation raising gross offering proceeds of $1,000,000 (the “Minimum Offering”), persons who purchase Offered Shares shall make their checks payable to “UMB Bank, N.A., as escrow agent for First Capital Investment Corporation.” Subsequent to the Corporation raising the Minimum Offering, persons who purchase Offered Shares shall make their checks payable to “First Capital Investment Corporation.” Each person desiring to purchase Offered Shares in the Offering must submit subscriptions for a certain dollar amount, rather than a number of Offered Shares and, as a result, may receive fractional Offered Shares.

The Processing Broker-Dealer receiving a Subscription Agreement and Subscription Payment not conforming to the foregoing instructions shall return such Subscription Agreement and Subscription Payment directly to such subscriber not later than the end of the second business day following receipt by the Processing Broker-Dealer of such materials. Subscription Agreements and Subscription Payments received by the Processing Broker-Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section II. If Selected Dealer is a “$250,000 broker-dealer,” the Dealer Manager may authorize Selected Dealer to instruct its customers to make its check for Offered Shares subscribed for payable directly to Selected Dealer, in which case Selected Dealer will collect the proceeds of the subscriber’s check and issue a check for the aggregate amount of the subscription proceeds. Prior to the Corporation meeting the Minimum Offering, the Selected Dealer shall make its checks payable to the order of “UMB Bank, N.A., as escrow agent for First Capital Investment Corporation.” Subsequent to the Corporation raising the Minimum Offering, the Selected Dealer shall make its checks payable to the order of “First Capital Investment Corporation.” Selected Dealer hereby agrees to be bound by the terms of the amended and restated Escrow Agreement, dated September 9, 2015 (the “Escrow Agreement”), by and among UMB Bank, N.A. (the “Escrow Agent”), the Dealer Manager and the Corporation.

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(a)          If the Processing Broker-Dealer conducts its internal supervisory review at the same location at which Subscription Agreements and Subscription Payments are received from subscribers, then, by noon of the next business day following receipt by the Processing Broker-Dealer, the Processing Broker-Dealer will transmit the Subscription Agreements and Subscription Payment for deposit to the Escrow Agent, or after the Minimum Offering has been achieved, to the Corporation or its designated agent.

(b)          If the Processing Broker-Dealer conducts its internal supervisory review at a different location (the “Final Review Office”), Subscription Agreements and Subscription Payments will be transmitted by the Processing Broker-Dealer to the Final Review Office by the end of the next business day following receipt by the Processing Broker-Dealer. The Final Review Office will in turn by noon of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and Subscription Payment for deposit to the Escrow Agent, or after the Minimum Offering has been achieved, to the Corporation or its designated agent.

Selected Dealer understands that the Corporation reserves the unconditional right to reject any order, in whole or in part, for any or no reason.

Notwithstanding the foregoing, with respect to any Offered Shares to be purchased by a custodial account, the Processing Broker-Dealer shall cause the custodian of such account to deliver a completed Subscription Agreement and Subscription Payment for such account directly to the Transfer Agent. The Processing Broker-Dealer shall furnish with each delivery of Subscription Payments a list of the subscribers showing the name, address, tax identification number, state of residence, amount of Offered Shares subscribed for, and the amount of money paid.

III.         Pricing

Except for volume discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Offered Shares shall be offered to the public at an initial offering price of $10.00 per Offered Share payable in cash. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to Selected Dealer by the Corporation or Dealer Manager, a minimum initial purchase of $5,000 in Offered Shares is required. Minimum subsequent purchases of Offered Shares shall be $500 per transaction. After meeting the Minimum Offering, the Corporation will sell the Offered Shares on a continuous basis at a price of $10.00 per Offered Share, subject to the adjustments described in or otherwise provided in the “Plan of Distribution” section of the Prospectus. Each person desiring to purchase Offered Shares in the Offering must submit subscriptions for a certain dollar amount, rather than a number of Offered Shares and, as a result, may receive fractional Offered Shares.

The Offered Shares are nonassessable. Selected Dealer hereby agrees to place any order for the full purchase price except as otherwise provided in the Prospectus for volume discounts based upon the number of Offered Shares purchased by a subscriber through Selected Dealer.

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IV.          Selected Dealer’s Compensation

Subject to volume discounts and other special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, Selected Dealer’s selling commission applicable to the total public offering price of Offered Shares sold by Selected Dealer which it is authorized to sell hereunder is 7.0% of the gross proceeds of Offered Shares sold by it and accepted and confirmed by the Corporation, which commission will be paid by the Dealer Manager. For these purposes, a “sale of Offered Shares” shall occur following the release from escrow the Offering proceeds received in connection with the sale of the minimum number of Offered Shares as set forth on the cover page of the Prospectus, and, if and only if, a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Corporation has thereafter distributed the commission to the Dealer Manager in connection with such transaction. Selected Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Corporation. Selected Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith. In addition, as set forth in the Prospectus, the Dealer Manager, in its sole discretion, may reallow a portion of the Dealer Manager Fee to Selected Dealer as marketing fees or to defray other distribution-related expenses, which reallowance, if any, shall be determined by the Dealer Manager in its sole discretion based on factors including, but not limited to, the number of shares sold by Selected Dealer, the assistance of Selected Dealer in marketing the offering and due diligence expenses incurred, and the extent to which similar fees are reallowed to selected broker-dealers in similar offerings being conducted during the Offering. Such reallowance shall be described in Schedule 1 to this Agreement.

Selected Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to Selected Dealer in respect of the purchase of Offered Shares by a Selected Dealer (or its registered representative), in its individual capacity, or by a retirement plan of such Selected Dealer (or its registered representative), or by an officer, director or employee of the Corporation, the Adviser or their respective affiliates.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Offered Shares, that Selected Dealer’s interest in the offering is limited to such commission from the Dealer Manager and Selected Dealer’s indemnity referred to in Section 5 of the Dealer Manager Agreement, and that the Corporation is not liable or responsible for the direct payment of such commission to Selected Dealer. In addition, as set forth in the Prospectus, the Dealer Manager may reimburse Selected Dealers up to 0.5% of gross proceeds for the Offered Shares for bona fide accountable due diligence expenses incurred by such Selected Dealers. Selected Dealer shall provide a detailed and itemized invoice for any such due diligence expenses.

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V.          Payment

Payments of selling commissions will be made by the Dealer Manager (or by the Corporation as the agent of the Dealer Manager, as provided in the Dealer Manager Agreement) to Selected Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Corporation.

Selected Dealer, in its sole discretion, may authorize Dealer Manager (or the Corporation as the agent of the Dealer Manager, as provided in the Dealer Manager Agreement) to deposit selling commissions, reallowances and other payments due to it pursuant to this Agreement directly to its bank account. If Selected Dealer so elects, Selected Dealer shall provide such deposit authorization and instructions in Schedule 2 to this Agreement.

VI.          Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Corporation, which reserves the right to reject any order, in whole or in part, for any or no reason. Orders not accompanied by a Subscription Agreement and executed signature page thereto and the required Subscription Payment for the Offered Shares may be rejected. Issuance and delivery of the Offered Shares will be made only after actual receipt of payment therefor. If any Subscription Payment is not paid upon presentment, or if the Corporation is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Offered Shares within 15 days of sale, the Corporation reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, Selected Dealer agrees to return to the Dealer Manager within 30 days thereafter any commission or Dealer Manager Fee theretofore paid with respect to such order, and, if Selected Dealer fails to so return any such commission or Dealer Manager, the Dealer Manager shall have the right to offset amounts owed against future commissions or Dealer Manager Fees due and otherwise payable to Selected Dealer.

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VII.         Prospectus and Authorized Sales Materials

Selected Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Offered Shares except as set forth in the Prospectus and the Authorized Sales Materials. The Dealer Manager will supply Selected Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and Selected Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Offered Shares to an investor. Selected Dealer agrees that it will not send or give any supplements to the Prospectus, any amended Prospectus or any Authorized Sales Materials to that investor unless it has previously sent or given a Prospectus and all supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all supplements thereto and any amended Prospectus with such Prospectus supplement, amended Prospectus or Authorized Sales Materials. Selected Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Offered Shares to members of the public. Selected Dealer agrees that it will not use in connection with the offer or sale of Offered Shares any materials or writings which have not been previously approved by the Corporation in writing other than the Prospectus and the Authorized Sales Materials. Selected Dealer agrees to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Agreement, Selected Dealer will deliver a Prospectus in transactions in the Offered Shares for a period of 90 days from the Effective Date of the Registration Statement or such longer period as may be required by the Exchange Act. Selected Dealer agrees to comply with all the applicable requirements under the Securities Act, the Exchange Act (including, to the extent applicable, with respect to the custody of funds and securities), conduct rules of FINRA or its predecessor, the National Association of Securities Dealers, Inc., and any other foreign, state or local securities or other laws or rules of FINRA or any other applicable self-regulatory agency in offering and selling Offered Shares.

VIII.         License and Association Membership

Selected Dealer’s acceptance of this Agreement constitutes a representation to the Corporation and the Dealer Manager that Selected Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Offered Shares under federal and state securities laws and regulations in all states where it offers or sells Offered Shares, and that it is a member in good standing of FINRA. Selected Dealer represents and warrants that it is currently licensed as a broker-dealer in the jurisdictions identified on Schedule 3 to this Agreement. This Agreement shall automatically terminate if Selected Dealer ceases to be a member in good standing of FINRA or with the securities commission of the state in which Selected Dealer’s principal office is located. Selected Dealer agrees to notify the Dealer Manager immediately if Selected Dealer ceases to be a member in good standing of FINRA or with the securities commission of any state in which Selected Dealer is currently registered or licensed, or in the case of a foreign dealer, so to conform. Selected Dealer also hereby agrees to abide by the conduct rules set forth in the FINRA rulebook (“FINRA Rules), including, without limitation, FINRA Rules 2340 and 5141 and NASD Rule 2420.

IX.          Anti-Money Laundering Compliance Programs

Selected Dealer’s acceptance of this Dealer Agreement constitutes a representation to the Corporation and the Dealer Manager that Selected Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, Securities and Exchange Commission Rules (the “Commission Rules”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, the “AML Rules”), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Offered Shares. In addition, Selected Dealer represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC Program”) and will continue to maintain its OFAC Program during the term of this Agreement. Upon request by the Dealer Manager at any time, Selected Dealer hereby agrees to (i) furnish a written copy of its AML Program and OFAC Program to the Dealer Manager for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with Selected Dealer’s most recent independent testing of its AML Program and/or its OFAC Program.

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The parties acknowledge that for the purposes of FINRA Rules, the investors who purchase Offered Shares through Selected Dealer are “customers” of Selected Dealer and not the Dealer Manager. Nonetheless, to the extent that the Dealer Manager deems it prudent, Selected Dealer shall cooperate with the Dealer Manager’s reasonable requests for information, records and data related to the Corporation’s stockholders introduced to, and serviced by, Selected Dealer (the “Customers”). Notwithstanding the foregoing, Selected Dealer shall not be required to provide to the Dealer Manager any documentation that, in Selected Dealer’s reasonable judgment, would cause Selected Dealer to lose the benefit of attorney-client privilege or other privilege which it may be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings. Selected Dealer hereby represents that it is currently in compliance with all AML Rules and all OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act. Selected Dealer hereby agrees, upon request by the Dealer Manager to (A) provide an annual certification to Dealer Manager that, as of the date of such certification (i) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements; (ii) it has continued to implement its AML Program and its OFAC Program, and (iii) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act; and (B) perform and carry out, on behalf of both the Dealer Manager and the Corporation, the Customer Identification Program requirements in accordance with Section 326 of the USA PATRIOT Act and applicable SEC and Treasury Department Rules thereunder.

X.           Limitation of Offer; Suitability

Selected Dealer will offer Offered Shares only to persons who meet the suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Corporation or the Dealer Manager and will only make offers to persons in the jurisdictions in which it is advised in writing that the Offered Shares are qualified for sale or that such qualification is not required. Notwithstanding the qualification of the Offered Shares for sale in any respective jurisdiction (or the exemption therefrom), Selected Dealer represents, warrants and covenants that it will not offer Offered Shares and will not permit any of its registered representatives to offer Offered Shares in any jurisdiction unless both Selected Dealer and such registered representative are duly licensed to transact securities business in such jurisdiction. In offering Offered Shares, Selected Dealer will comply with the provisions of FINRA Rules, as well as all other applicable rules and regulations relating to suitability of investors.

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Selected Dealer further represents, warrants and covenants that neither Selected Dealer, nor any person associated with Selected Dealer, shall offer or sell Offered Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions described in the Prospectus, including minimum income and net worth standards; (b) applicable laws of the jurisdiction of which such investor is a resident; or (c) applicable FINRA Rules. Selected Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Offered Shares to an investor, Selected Dealer, or a person associated with Selected Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the Commission, any state securities commission, FINRA or the Corporation) concerning his age, investment objectives, other investments, financial situation and needs, and any other information known to Selected Dealer, or person associated with Selected Dealer, that (i) the investor can reasonably benefit from an investment in the Offered Shares based on the investor’s overall investment objectives and portfolio structure, (ii) the investor is able to bear the economic risk of the investment based on the investor’s overall financial situation, and (iii) the investor has an apparent understanding of (A) the fundamental risks of the investment, (B) the risk that the investor may lose his entire investment in the Offered Shares, (C) the lack of liquidity of the Offered Shares, (D) the background and qualifications of the Adviser or the persons responsible for directing and managing the Corporation, and (E) the tax consequences of an investment in the Offered Shares. In the case of sales to fiduciary accounts, the suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Offered Shares or by the beneficiary of such fiduciary account. Selected Dealer further represents, warrants and covenants that Selected Dealer, or a person associated with Selected Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Offered Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Offered Shares pursuant to a subscription solicited by Selected Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Selected Dealer agrees to retain such documents and records in Selected Dealer’s records for a period of six years from the date of the applicable sale of Offered Shares, to otherwise comply with the record keeping requirements provided in Section XII below and to make such documents and records available to (i) the Dealer Manager and the Corporation upon request, and (ii) representatives of the Commission, FINRA and applicable state securities administrators upon Selected Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. Selected Dealer shall not purchase any Offered Shares for a discretionary account without obtaining the prior written approval of Selected Dealer’s customer and his or her signature on a Subscription Agreement.

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XI.          Due Diligence; Adequate Disclosure

Prior to offering the Offered Shares for sale, Selected Dealer shall have conducted an inquiry (the “Diligence Review”) such that Selected Dealer has reasonable grounds to believe, based on information made available to Selected Dealer by the Corporation or the Dealer Manager through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Offered Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, Selected Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (i) items of compensation; (ii) tax aspects; (iii) financial stability and experience of the Corporation and its Adviser; (iv) conflicts and risk factors; and (v) other pertinent reports. Notwithstanding the foregoing, Selected Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Selected Dealer, provided that: (i) such Selected Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Selected Dealer; (ii) the results of the inquiry were provided to Selected Dealer with the consent of the other Selected Dealer conducting or directing the inquiry; and (iii) no Selected Dealer that participated in the inquiry is an affiliate of the Corporation or its Adviser. Prior to the sale of the Offered Shares, Selected Dealer shall inform each prospective purchaser of Offered Shares of pertinent facts relating to the Offered Shares including specifically the lack of liquidity and lack of marketability of the Offered Shares during the term of the investment but shall not, in any event, make any representation on behalf of the Corporation or the Adviser except as set forth in the Prospectus and any Authorized Sales Materials.

XII.         Compliance with Record Keeping Requirements

Selected Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Selected Dealer further agrees to keep such records with respect to each customer who purchases Offered Shares, his suitability and the amount of Offered Shares sold, and to retain such records for such period of time as may be required by the Commission, any state securities commission, FINRA or the Corporation.

XIII.         Customer Complaints

Each party hereby agrees to provide to the other party copies of any written or otherwise documented customer complaints received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Offered Shares are offered by the Dealer Manager or Selected Dealer), the Offered Shares or the Corporation.

XIV.         Effective Date

This Agreement will become effective upon the last date it is signed by either party hereto. Upon effectiveness of this Agreement, all offers and sales of Offered Shares by Selected Dealer will be made pursuant to this Agreement exclusively and not through any prior agreement between Selected Dealer and the Dealer Manager, if any.

XV.          Termination; Survival; Amendment

Selected Dealer will immediately suspend or terminate its offer and sale of Offered Shares upon the request of the Corporation or the Dealer Manager at any time and will resume its offer and sale of Offered Shares hereunder upon subsequent request of the Corporation or the Dealer Manager. Any party may terminate this Agreement by written notice, which termination shall be effective 48 hours after such notice is given. This Agreement and the exhibits and schedules hereto are the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

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This Agreement may be amended at any time by the Dealer Manager by written notice to Selected Dealer, and any such amendment shall be deemed accepted by Selected Dealer upon placing an order for sale of Offered Shares after it has received such notice.

The respective agreements and obligations of Selected Dealer and the Dealer Manager set forth in Articles I, IV, V, VII, X, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX, XX, XXI, XXIII and XXIV of this Agreement and Section 5 of the Dealer Manager Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement; provided, however, that the respective agreements and obligations of Selected Dealer and the Dealer Manager set forth in Articles IV and V shall remain operative and in full force and effect only with respect to fees, commissions, reimbursements or other remuneration accrued but unpaid prior to the date of termination of this Agreement.

Notwithstanding the termination of this Agreement or the payment of any amount to Selected Dealer, Selected Dealer agrees to pay Selected Dealer’s proportionate share of any claim, demand or liability asserted against Selected Dealer and the other Selected Dealers on the basis that the Selected Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case Selected Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

XVI.         Privacy Laws

The Dealer Manager and Selected Dealer (each referred to individually in this section as a “party”) agree as follows:

(a)          Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”) and Regulation S-P; (ii) the privacy standards and requirements of any other applicable Federal or state law; and (iii) its own internal privacy policies and procedures, each as may be amended from time to time;

(b)          Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(c)          Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

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XVII.         Notice

All notices will be in writing and will be duly given to the Dealer Manager when mailed to Democracy Funding LLC, 1560 Wilson Blvd., Suite 450, Arlington, VA 22209, and to Selected Dealer when mailed to the address specified by Selected Dealer below.

XVIII.         Attorneys’ Fees; Applicable Law and Venue

This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by the laws of the State of New York applicable to contracts formed and to be formed entirely within the State of New York, without regard to the conflicts of laws principles and rules thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction; provided, however, that the governing law for causes of action for violations of federal or state securities law shall be governed by the applicable federal or state securities law.

XIX.         Successors and Assigns

Selected Dealer shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Dealer Manager. This Agreement shall be binding upon the Dealer Manager and Selected Dealer and their respective successors and permitted assigns.

XX.          Arbitration

In the event of a dispute concerning any provision of this Agreement (including any provisions of the Dealer Manager Agreement incorporated into this Agreement), either party may require the dispute to be submitted to binding arbitration, conducted on a confidential basis, under the then-current commercial arbitration rules of FINRA or the American Arbitration Association (at the discretion of the party requesting arbitration) in accordance with the terms of this Agreement (including the governing law provisions of this section) and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16). The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the Washington DC FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration. Except as provided otherwise in Section 5 of the Dealer Manager Agreement, in any action or arbitration to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. Each party to this Agreement hereby waives a trial by jury in any legal action or proceeding relating to this Agreement.

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XXI.         Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

XXII.         Counterparts

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission.

XXIII.         No Partnership

Nothing in this Agreement shall be construed or interpreted to constitute Selected Dealer as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager, the Corporation or the other Selected Dealers; instead, this Agreement shall only constitute Selected Dealer as a dealer authorized by the Dealer Manager to sell the Offered Shares according to the terms set forth in the registration statement and the Prospectus as amended and supplemented and in this Agreement.

XXIV.         Confidentiality

Dealer Manager, the Corporation, the Adviser or one of their affiliates or employees, agents or advisers (“Representatives”) (all such entities and persons, collectively, the “Freedom Entities”) may have provided and will furnish to Selected Dealer or its affiliates or Representatives with certain information that is either non-public, confidential or proprietary in nature in order to enable Selected Dealer to perform a diligence review. This information furnished to Selected Dealer or its affiliates or Representatives, including the terms and conditions of any agreements entered into between Selected Dealer or its affiliates and any Freedom Entity, together with analyses, compilations, forecasts, studies or other documents prepared by Selected Dealer or its affiliates or Representatives which contain or otherwise reflect such information is hereinafter referred to as the “Information.” The term Information shall not include such portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by Selected Dealer or its affiliates or Representatives in violation of this Agreement, or (ii) become available to Selected Dealer on a non-confidential basis from a source other than an Freedom Entity that has a bona fide right to do so and which is not subject to any obligation to keep such information confidential. In consideration of the Freedom Entities furnishing Selected Dealer or its affiliates or Representatives with the Information, Selected Dealer agrees that:

A-12

(a)          The Information will be kept confidential and shall not, without the Adviser’s prior written consent, be disseminated or disclosed by Selected Dealer or its affiliates or Representatives, in any manner whatsoever, in whole or in part, and shall not be used by Selected Dealer or its affiliates or Representatives, other than in connection with performing the diligence review contemplated by Section XI of this Agreement. Moreover, Selected Dealer agrees to reveal the Information only to such of its affiliates or Representatives who need to know the Information for the purpose of performing the diligence review contemplated by Section XI of this Agreement, who are informed by Selected Dealer of the confidential nature of the Information and who agree to act in accordance with the terms and conditions of this Section XXIV.

(b)          All copies of the Information will be returned to the Adviser or destroyed upon the Adviser’s request.

(c)          In the event that Selected Dealer or any of its affiliates or Representatives are requested or required (by oral questions, depositions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Information, Selected Dealer will provide the Adviser with prompt written notice so that any of the Freedom Entities may seek a protective order, other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Adviser waives compliance with the provisions of this Agreement, Selected Dealer shall disclose such Information without liability hereunder; provided, however, that Selected Dealer will furnish only that portion of the Information which, in the opinion of its counsel, Selected Dealer is compelled to disclose and will not oppose any action by the Adviser to obtain reliable assurance that confidential treatment will be accorded the Information. Selected Dealer further agrees to exercise its reasonable efforts to otherwise preserve the confidentiality of the Information. Upon reasonable notice, Selected Dealer further agrees to cooperate with the Freedom Entities in obtaining a protective order or other appropriate remedy.

(d)          In no event shall any of the Freedom Entities be liable for any losses, damages, claims or expenses incurred or actions undertaken by Selected Dealer or its affiliates or Representatives as a result of their receipt of the Information or their use thereof. Selected Dealer agrees that the Information is and shall remain the property of the Adviser and that none of the Freedom Entities has granted Selected Dealer or its affiliates or Representatives any license, copyright, or similar right with respect to any of the Information.

(e)          Selected Dealer hereby acknowledges that Selected Dealer is aware, and that Selected Dealer will advise its affiliates or Representatives who have been provided with Information, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Selected Dealer further acknowledges that some or all of the Information is or may be price-sensitive information and that the use of such Information may be regulated or prohibited by applicable legislation relating to insider dealing and Selected Dealer undertakes, on behalf of itself and its Representatives, not to use any Information for any unlawful purpose.

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(f)          The Adviser has the right to enforce this Section XXIV as a third-party beneficiary.

[Signatures Appear on Following Pages]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent.

“DEALER MANAGER”

DEMOCRACY FUNDING LLC

By:
President

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the jurisdictions identified below represent a true and correct list of all jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities, and we agree to advise you of any change in such list during the term of this Agreement.

1. Identity of Selected Dealer:

Full Legal Name:

(to be completed by Selected Dealer)

Type of Entity:

(to be completed by Selected Dealer)

Organized in the State of:

(to be completed by Selected Dealer)

Tax Identification Number:

(to be completed by Selected Dealer)

FINRA/CRD Number:

(to be completed by Selected Dealer)

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2. Any notice under this Agreement will be deemed given pursuant to Section XVII hereof when delivered to Selected Dealer as follows:

Company Name:

Attention to:
(Name)

(Title)

Street Address:

City, State and Zip Code:

Telephone No.:	( )

Facsimile No.:	( )

Email Address:

Accepted and agreed as of the date below:

“SELECTED DEALER”

(Print Name of Selected Dealer)
By:
Name:
Title:
Date:

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SCHEDULE 1

TO

SELECTED DEALER AGREEMENT WITH

DEMOCRACY FUNDING LLC (“DEALER MANAGER”)

NAME OF ISSUER: FIRST CAPITAL INVESTMENT CORPORATION

NAME OF SELECTED DEALER: _________________________________________________________________

SCHEDULE TO AGREEMENT DATED: ____________________________________________________________

As marketing fees and to defray other distribution-related expenses, the Dealer Manager will pay _____________ basis points of the gross cash proceeds on all sales generated by Selected Dealer pursuant to Section IV of this Selected Dealer Agreement. These amounts are in addition to the selling commissions provided for in Section IV of this Selected Dealer Agreement and will be due and payable at the same time as the selling commissions, as more fully described in Section V hereof.

“DEALER MANAGER”

DEMOCRACY FUNDING LLC

By:
President

“SELECTED DEALER”

(Print Name of Selected Dealer)

By:

Name:

Title:

Schedule 1-1

SCHEDULE 2

TO

SELECTED DEALER AGREEMENT WITH

DEMOCRACY FUNDING LLC (“DEALER MANAGER”)

NAME OF ISSUER: FIRST CAPITAL INVESTMENT CORPORATION

NAME OF SELECTED DEALER: __________________________________________________________________

SCHEDULE TO AGREEMENT DATED: _____________________________________________________________

Selected Dealer hereby authorizes the Dealer Manager or its agent to deposit selling commissions, reallowances and other payments due to it pursuant to this Selected Dealer Agreement to its bank account specified below. This authority will remain in force until Selected Dealer notifies the Dealer Manager in writing to cancel it. In the event that the Dealer Manager deposits funds erroneously into Selected Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to Selected Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name: ________________________            __________________________________________

Bank Address: ___________________________            _______________________________________

Bank Routing Number: ________________________________________________________________

Account Number: __________________________________________________________________

“SELECTED DEALER”

(Print Name of Selected Dealer)

By:

Name:

Title:

Schedule 2-1

SCHEDULE 3
TO
SELECTED DEALER AGREEMENT WITH
DEMOCRACY FUNDING LLC

Selected Dealer represents and warrants that it is currently licensed as a broker-dealer in the following jurisdictions:

☐ Alabama	☐ Montana
☐ Alaska	☐ Nebraska
☐ Arizona	☐ Nevada
☐ Arkansas	☐ New Hampshire
☐ California	☐ New Jersey
☐ Colorado	☐ New Mexico
☐ Connecticut	☐ New York
☐ Delaware	☐ North Carolina
☐ District of Columbia	☐ North Dakota
☐ Florida	☐ Ohio
☐ Georgia	☐ Oklahoma
☐ Hawaii	☐ Oregon
☐ Idaho	☐ Pennsylvania
☐ Illinois	☐ Puerto Rico
☐ Indiana	☐ Rhode Island
☐ Iowa	☐ South Carolina
☐ Kansas	☐ South Dakota
☐ Kentucky	☐ Tennessee
☐ Louisiana	☐ Texas
☐ Maine	☐ Utah
☐ Maryland	☐ Vermont
☐ Massachusetts	☐ Virginia
☐ Michigan	☐ Washington
☐ Minnesota	☐ West Virginia
☐ Mississippi	☐ Wisconsin
☐ Missouri	☐ Wyoming

Schedule 3-1

EXHIBIT A TO FORM OF SELECTED DEALER AGREEMENT

DEALER MANAGER AGREEMENT

Schedule 3-2

EXHIBIT B TO DEALER MANAGER AGREEMENT

QUALIFIED JURISDICTIONS
AS OF __________, 2017

☐ Alabama	☐ Montana
☐ Alaska	☐ Nebraska
☐ Arizona	☐ Nevada
☐ Arkansas	☐ New Hampshire
☐ California	☐ New Jersey
☐ Colorado	☐ New Mexico
☐ Connecticut	☐ New York
☐ Delaware	☐ North Carolina
☐ District of Columbia	☐ North Dakota
☐ Florida	☐ Ohio
☐ Georgia	☐ Oklahoma
☐ Hawaii	☐ Oregon
☐ Idaho	☐ Pennsylvania
☐ Illinois	☐ Puerto Rico
☐ Indiana	☐ Rhode Island
☐ Iowa	☐ South Carolina
☐ Kansas	☐ South Dakota
☐ Kentucky	☐ Tennessee
☐ Louisiana	☐ Texas
☐ Maine	☐ Utah
☐ Maryland	☐ Vermont
☐ Massachusetts	☐ Virginia
☐ Michigan	☐ Washington
☐ Minnesota	☐ West Virginia
☐ Mississippi	☐ Wisconsin
☐ Missouri	☐ Wyoming

Schedule 3-3